For Immediate Release

Date: February 10, 2012

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Fourth Quarter and Year End Results

BELMONT, MA, February 10, 2012 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today announced earnings for the fourth quarter and the year ended December 31, 2011.

For the quarter ended December 31, 2011, the Company reported a net loss of $1.3 million, as compared to net income of $178,000 for the fourth quarter of 2010. Net income for the year ended December 31, 2011 and 2010 amounted to $299,000 and $1.8 million, respectively. Included in the fourth quarter of 2011 was a non-recurring expense of $1.4 million (net of taxes) for the contribution made to the Belmont Savings Bank Foundation.

The Company was organized to facilitate the conversion of BSB Bancorp, MHC from the mutual to the stock form of organization, which was completed on October 4, 2011.  The offering of the Company’s common stock in connection with the conversion, which was oversubscribed, closed at the adjusted maximum of the offering range.  The Company issued 8,993,000 shares of common stock to subscribers in the offering at an offering price of $10.00 per share and the Company’s stock began trading on October 5, 2011 on the Nasdaq Capital Market under the symbol “BLMT”.

Robert M. Mahoney, President and Chief Executive Officer, said, “We have completed our first quarter as a publicly traded company. While the income statement was negatively impacted by large conversion-related expenses, our underlying business continues to grow profitably with particular strength in commercial real estate lending and deposit growth. Credit quality remains sound as our local economy continues to improve. Importantly, our ability to positively affect our community has been greatly enhanced by the creation of the $2 million Belmont Savings Bank Foundation.”

Net interest and dividend income before provision for loan losses for the quarter ended December 31, 2011 increased $1.6 million or 47.1% as compared to the quarter ended December 31, 2010.  This increase in net interest and dividend income was partially offset by an increase in the provision for loan losses of $556,000, resulting in a $1.0 million or 32.4% increase in net interest and dividend income after provision for loan losses.  Net interest and dividend income before provision for loan losses for the year ended December 31, 2011 increased $2.9 million or 21.6% as compared to the year ended December 31, 2010.  This increase in net interest and dividend income was partially offset by an increase in the provision for loan losses of $1.8 million.

The Company’s net interest margin increased to 3.14% for the quarter ended December 31, 2011, from 2.83% for the quarter ended December 31, 2010, an improvement of 31 basis points. For the year ended December 31, 2011, the Company’s net interest margin increased to 3.08% from 2.86% for the year ended December 31, 2010, an improvement of 22 basis points. The margin improvement was the result of shifting asset focus onto higher yielding loans, focusing deposit growth on lower cost core deposits and the replacement of maturing advances with lower cost advances.

Non-interest income for the quarter ended December 31, 2011 totaled $536,000 as compared to $293,000 for the fourth quarter of 2010. The increase was primarily due to increased customer service fees and a higher net gain on sales of loans in the fourth quarter of 2011 and a $93,000 net realized loss on investment securities in the fourth quarter of 2010. For the year ended December 31, 2011, non-interest income amounted to $4.5 million as compared to $1.7 million for the year ended December 31, 2010. This increase was a result of $2.8 million in net realized gains on investment securities as a result of the liquidation of the equity portfolio in the first quarter of 2011, as compared to $284,000 in net realized gains in 2010.

Non-interest expense for the quarter ended December 31, 2011 amounted to $6.6 million as compared to $3.9 million for the fourth quarter of 2010.  Non-interest expense for the year ended December 31, 2011 amounted to $18.2 million, an increase of $5.3 million from 2010.  These increases were primarily the result of new staff added to execute the Company’s commercial and consumer business strategies, a $2.0 million charitable contribution to the Belmont Savings Bank Foundation, and costs associated with transitioning into a public company.

Since December 31, 2010, the Company’s assets have increased by $168.8 million or 33.7% to $669.0 million. The Company experienced net loan growth, excluding loans held for sale, of $173.0 million, or 51.4%, from December 31, 2010 which was primarily the result of significant increases to the commercial real estate and the indirect auto portfolios, which have increased by $75.0 million and $62.7 million, respectively. The Company does not anticipate continuing the rapid growth in the indirect auto portfolio that took place in 2011, as we expect to sell more of the originations going forward. Throughout 2011, we also increased residential one-to-four family loans, home equity lines of credit, and commercial business loans. The substantial loan growth was funded primarily through growth in deposits and the stock offering proceeds.

At December 31, 2011, deposits totaled $430.7 million, an increase of $83.8 million or 24.2% from December 31, 2010.  Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “This deposit growth is the result of the execution of our strategic initiatives to grow our customer base through a) competitive products linked to core checking accounts, b) implementation of a new branch banking sales and service program and c) local, multi-channel marketing. In addition, the evolution of our Small Business sales team and cross sell initiatives by our commercial lenders further contributed to this performance.”

The allowance for loan losses in total and as a percentage of total loans as of December 31, 2011 equaled $4.8 million and 0.93%, respectively, as compared to $2.9 million and 0.85%, respectively, as of December 31, 2010. The Company recorded a provision for loan losses of $2.3 million for the year ended 2011 as compared to $438,000 for the year ended 2010. This increase reflected changes in loan volume and composition in each period, and to a lesser extent higher specific allocations established against certain loans in 2011. Additionally, as part of a continuous review and analysis of current market and economic conditions by management, the Company adjusted the reserve ratio applied to certain loan categories in 2011. Although non-performing loans have increased to $4.4 million at December 31, 2011 from $1.7 million at December 31, 2010, $1.4 million of the non-performing loans were paid current and $276,000 were less than 90 days past due as of December 31, 2011.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its four full-service branch offices located in Belmont and Watertown in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASD Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2011	December 31, 2010
	(unaudited)
ASSETS
Cash and due from banks	$ 1,196	$ 3,108
Federal funds sold	-	2,525
Money market mutual funds	-	7,762
Interest-bearing deposits in other banks	21,599	7,572
Cash and cash equivalents	22,795	20,967
Interest-bearing time deposits with other banks	119	119
Investments in available-for-sale securities, at fair value	-	14,274
Investments in held-to-maturity securities, at cost	89,391	93,899
Federal Home Loan Bank stock, at cost	8,038	8,038
Loans held for sale	15,877	3,775
Loans, net of allowance for loan losses of $4,776 as of
December 31, 2011 (unaudited) and $2,889 as of December 31, 2010	509,964	336,916
Premises and equipment, net	2,000	1,939
Accrued interest receivable	2,185	2,121
Deferred tax asset, net	4,315	2,913
Income taxes receivable	-	908
Bank-owned life insurance	12,420	11,954
Other assets	1,901	2,423
Total assets	$ 669,005	$ 500,246

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing	$ 55,900	$ 30,155
Interest-bearing	374,754	316,686
Total deposits	430,654	346,841
Federal Home Loan Bank advances	95,600	92,800
Securities sold under agreements to repurchase	2,985	2,654
Other borrowed funds	1,502	5,199
Accrued interest payable	177	223
Deferred compensation liability	4,173	3,929
Income taxes payable	121	-
Other liabilities	2,287	1,673
Total liabilities	537,499	453,319
Stockholders' Equity:
Common stock; $0.01 par value, 100,000,000 shares authorized; 9,172,860
and 0 shares issued and outstanding at December 31, 2011 and 2010, respectively	92	-
Additional paid-in capital	90,016	-
Retained earnings	45,951	45,652
Accumulated other comprehensive (loss) income	(5)	1,275
Unearned compensation - ESOP	(4,548)	-
Total stockholders' equity	131,506	46,927
Total liabilities and stockholders' equity	$ 669,005	$ 500,246
Asset Quality Data:
Total non-performing loans	4,427	1,707
Non-performing loans to total loans	0.86%	0.50%
Non-performing assets to total assets	0.66%	0.34%
Allowance for loan losses to non-performing loans	107.88%	169.24%
Allowance for loan losses to total loans	0.93%	0.85%

BSB BANCORP, INC AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$ 5,456	$ 4,264	$ 19,525	$ 17,967
Interest on debt securities:
Taxable	674	647	2,536	2,914
Dividends	19	90	127	298
Other interest income	30	2	46	9
Total interest and dividend income	6,179	5,003	22,234	21,188
Interest expense:
Interest on deposits	901	897	3,656	3,817
Interest on Federal Home Loan Bank advances	330	689	1,892	3,457
Interest on securities sold under agreements to repurchase	4	6	16	33
Interest on other borrowed funds	12	58	81	236
Total interest expense	1,247	1,650	5,645	7,543
Net interest and dividend income	4,932	3,353	16,589	13,645
Provision for loan losses	747	191	2,285	438
Net interest and dividend income after provision
for loan losses	4,185	3,162	14,304	13,207
Noninterest income:
Customer service fees	200	104	637	453
Income from bank-owned life insurance	124	121	435	474
Net gain on sales of loans	154	137	462	340
Net gain on sales and calls of securities	2	166	2,790	166
Net (loss) gain on trading securities	-	(55)	-	322
Writedown of impaired securities	-	(204)	-	(204)
Other income	56	24	160	143
Total noninterest income	536	293	4,484	1,694
Noninterest expense:
Salaries and employee benefits	2,814	2,369	10,203	8,009
Trustee fees	68	80	295	311
Occupancy expense	180	201	749	727
Equipment expense	102	85	350	247
Deposit insurance	125	88	456	497
Data processing	334	236	1,059	933
Professional fees	330	194	818	645
Marketing	233	259	930	533
Other expense	2,388	345	3,334	952
Total noninterest expense	6,574	3,857	18,194	12,854
(Loss) income before income tax (benefit) expense	(1,853)	(402)	594	2,047
Income tax (benefit) expense	(516)	(580)	295	220
Net (loss) income	$ (1,337)	$ 178	$ 299	$ 1,827
Performance Ratios:
Return on assets	(0.82)%	0.14%	0.05%	0.36%
Return on equity	(4.13)%	1.53%	0.44%	4.06%
Interest rate spread	2.85%	2.64%	2.86%	2.66%
Net interest margin	3.14%	2.83%	3.08%	2.86%
Efficiency ratio	120.23%	105.79%	86.34%	83.80%